Exhibit 99.1

NEWS RELEASE
For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATIONS COMPANY ANNOUNCES
YEAR END CUSTOMER RESULTS

EDINBURG, VA, (January 14, 2008) – Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) today announced year end customer results for 2007. As a Sprint PCS Affiliate of Sprint Nextel, the Company’s PCS operations added 9,214 net retail customers in the fourth quarter and a record 33,800 net retail customers for the year. Year end 2007 retail customers were 187,303, an increase of 22%. These results represent a 10.7% increase in net additions over the number of net additions for the 12 months ended December 31, 2006. The Company had fourth quarter retail PCS churn of 2.3%. The 2007 annual retail churn rate was 2.0%.

The Company had a net increase of 532 DSL customers in the fourth quarter of 2007 and 1,537 for the year, to end 2007 at 8,136, which represents an increase of 23.3%. Shenandoah Telephone ended 2007 with 24,536 access lines, a decrease of 294 for the year.

Shentel Converged Services (NTC) ended 2007 with 11,240 video users, 25,979 Internet users and 4,035 phone users, an increase of 2,251 and 4,036, and a decrease of 457 respectively from year end 2006. Shenandoah Cable had a decrease of 137 subscribers in 2007 to a total of 8,303.

January 18, 2006

News Release

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

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